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                                    EXHIBIT 3

          EXECUTIVE OFFICERS AND DIRECTORS OF MSDW OIP INVESTORS, INC.

The names of the Directors and the names and titles of the Executive Officers of MSDW OIP Investors, Inc. ("OIP") are set forth below. The principal occupation for each of the persons listed below is an officer of Morgan Stanley & Co. Incorporated. If no address is given, the Director's or Executive Officer's business address is that of Morgan Stanley & Co. Incorporated at 1585 Broadway, New York, New York 10036. Unless otherwise indicated, each title set forth opposite an individual's name refers to OIP and each individual is a United States citizen.

             DIRECTORS                        TITLE

         Tarek F. Abdel-Meguid              Directors
         G. Andrea Botta                    Director
         Keith B. Hennessey                 Director
         Cordell G. Spencer                 Director

             OFFICERS                         TITLE

         Tarek F. Abdel-Meguid              Chairman of the Board
         G. Andrea Botta                    President
         Debra M. Aaron                     Vice President
         David W. Albert                    Vice President
         Lisa A. Butler                     Vice President
         Stacie A. Cerza                    Vice President
         Pietro Cinquegrana                 Vice President
         James T. Keane                     Vice President
         Gavin L. MacDonald                 Vice President
         Louis A. Palladino, Jr.            Vice President
         Bruce R. Sandberg                  Vice President
         Cordell G. Spencer                 Vice President
         James M. Wilmott                   Vice President
         Martin M. Cohen                    Vice President and Secretary
         Alexander C. Frank                 Treasurer